Exhibit 10.32

September 3, 2002

Philip L. Oreste

Dear Phil:

BroadVision, Inc. (“BroadVision” or “the Company”) is pleased to confirm its offer to you of the position of Executive Vice President and Chief Financial Officer within the Executive Team at BroadVision, effective September 16, 2002.  We are extremely pleased to have you join as a new BroadVision executive and look forward to the challenges and successes in our path.  Your leadership, past successes and style demonstrated throughout the recruitment process will allow us to achieve new and far-reaching dimensions to our business and Worldwide Organization. As Executive Vice President and Chief Financial Officer reporting directly to the Chief Executive Officer of the Company, you will lead the Worldwide Finance, Legal, Operations, and Information Systems organizations.

The following outlines the terms of our employment offer to you (the “Agreement”).

Compensation and Benefits

Your starting Base Salary will be $19,166.66 per month ($230,000.00 per year), paid on a semi-monthly basis and subject to standard deductions and withholding.  [If the Company achieves its revenue and profitability targets as stated in its business plan, you will be eligible for an annual bonus of forty percent (40%) of your Base Salary, payable as soon as it can be determined that such revenue targets have been met and subject to standard deductions and withholding.  This incentive bonus is subject to change based on future performance reviews and/or market conditions].  You will also be eligible for salary and stock adjustments at the next company annual review, although no increases are assured.

You will be eligible for the standard BroadVision employee benefits which include: medical, dental, vision, and prescription package, short-term and long-term disability insurance, group life insurance, participation in our 401(k) Savings Plan, participation in the Employee Stock Purchase Plan (ESPP), and two weeks accrued vacation per year (vacation accrued according to length of service).

While BroadVision pays for the majority of your medical insurance, should you choose to participate in the plan, your financial contribution currently will be approximately 10% of your monthly insurance premium, depending on your benefit selection.  Benefits start the first of the calendar month after your date of hire.  You should also note that BroadVision might modify salaries and benefits from time to time, as it deems necessary.

Candidate's Initials

Relocation

You will be eligible for a relocation package as described in Exhibit A.

Stock Option

In addition to the above, you will be recommended to a grant of an option to purchase 200,000 shares of BroadVision common stock at a fair market value to be determined at the next meeting of the option committee.  The Option will be an incentive stock option to the extent permitted by law, the remaining portion of the Option will be a nonstatutory stock option.  The options vest over four years based on your continued service with BroadVision:  twenty-five percent (25%) of the shares will vest after the first year of employment and the balance over the remaining three years on a monthly basis (2.083% of the original grant amount per month).  The Option will be subject to the terms and conditions of the BroadVision stock option plan and the form of stock option agreement pursuant to which the Option is granted.

Change of Control

The Compensation Committee and Board of Directors will cover you under the new Change of Control policy that is currently under review and pending approval.

Other Provisions

As a BroadVision employee, you will be required to sign an acknowledgment that you have read and understand the company rules as described in the company handbook and intend to abide by these rules and regulations.  You will be expected to sign and comply with BroadVision’s Proprietary Information and Inventions Agreement.  You will also be required to submit a Form I-9 and satisfactory documentation regarding your identification and right to work in the United States no later than three (3) days after your employment begins.

In your work for BroadVision, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by BroadVision.  During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto BroadVision premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You shall receive indemnification as a corporate officer of BroadVision to the maximum extent extended to the other officers of BroadVision.  You will be required to enter into the BroadVision’s standard form of indemnification agreement, pursuant to which BroadVision agrees to advance any expenses for which indemnification is available to the extent allowed by applicable law (“Indemnification Agreement”).

You may terminate your employment with BroadVision at any time and for any reason whatsoever simply by notifying BroadVision.  Likewise, BroadVision may terminate your employment at any time, with or without cause or advance notice.  BroadVision requests that in the event of your resignation, you provide notice of your resignation two (2) weeks in advance.

This Agreement including its Exhibit A, together with your stock option agreement(s), your Non-Disclosure Agreement, and your Indemnification Agreement, forms the complete and exclusive statement of your employment agreement with BroadVision.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by an officer of BroadVision.

If you wish to accept employment at BroadVision under the terms set out above and the Exhibit, please sign and date this letter, and return it to me by September 9, 2002.

I look forward to your favorable reply and to a productive and exciting working relationship.

Sincerely,

/s/ Pehong Chen

Pehong Chen

President & Chief Executive Officer

Approved and Accepted by:

/s/ Philip L. Oreste
Signature	Date

Social Security Number

Exhibit A:              Summary & Overview of Relocation Package

EXHIBIT A

SUMMARY & OVERVIEW OF RELOCATION PACKAGE

The decision to relocate presents an exciting and challenging opportunity both for you and the Company. The Company recognizes that relocating may produce some unexpected expenses and challenges. To assist in meeting these challenges, we provide professional assistance to guide you and financial assistance to help with reasonable expenses associated with your move. As part of the hiring package, you are eligible for the amended and necessary benefits provided under Tier 3 of the BroadVision relocation package, or what is listed below:

Cash Resettlement Allowance - $2,000.00 to cover all other move expenses (and those not specifically reimbursed).  Paid in advance, with no receipts required.  Typical relocation expenses this allowance is intended to assist with include:

•      Meals during Temporary lodging

•      Phone, cable installation and utilities hook-up

•      Club membership or dues payments

•      Cleaning services

•      Child care services

Shipping Your Household Goods — pursuant to the terms set forth in the policy, the company will pay for the shipment of household goods from old location to new location.

Home Sale — Customary seller costs including real estate agent selling expenses up to 6%.

Temporary Lodging- Maximum of 365 days will be allowed with a monthly amount not to exceed $3,000.00 for hotel or apartment.  This allowance is based on actual receipted expenses.  These expenses are required to be submitted on a monthly basis.

The Tier Three package is designed to provide for the fair and uniform treatment of all employees. If, for whatever reason, exceptions to this policy or the terms set forth in this letter are granted, they must be pre-approved in writing.

Because of the extensive cost to the company resulting from relocation, you will be required to sign the Relocation Repayment Agreement before any expenses are incurred. By executing this agreement, you are agreeing to repay the Company the cost of relocation if your employment terminates voluntary or involuntary, with or without cause within twenty-four (24) months of the effective move date, unless your position is eliminated or is affected as a result of a CIC.  Any monetary amounts due for salary, bonuses, unused or accrued vacation pay, or other outstanding reimbursements will be applied to the amount owed for relocation expenses. If withholding compensation does not cover the total amount owed, a repayment program will be designed for the remainder of the expenses due the Company. The repayment schedule is as follows:

Month 1-12	100% repayment
Month 13-24	50% repayment

BROADVISION INC.

PHIL ORESTE

Relocation Package Overview

September 3, 2002

Policy Element	Tier Three (Director level or above)
Cash Resettlement Allowance	$2,000 to cover all other moving expenses (and those not specifically reimbursed). Paid in advance, with no receipts required.
Household Goods shipment	Through Company preferred vendor, up to 15,000lbs.
Temporary Lodging	Up to a maximum allowance of $3000.00 per month —covering the cost of hotel or apartment based on actual receipted expenses. This allowance not to exceed 365 days from hire date.
Home Sale	Buyer Value Option program through third party provider (tax effective home sale program). This includes customary seller’s costs including real estate agent selling expenses up to 6%.
Tax Protection Assistance	Eligible Relocation expenses to be grossed up.
Repayment Terms	100% within one year, 50% within 2 years
Other benefits	Third party relocation company to assist with relocation
Rental Assistance	Yes, through third party vendor

Employee has one year to relocate.  Relocation benefits expire one year from employee’s hire date.